Exhibit 12
GTE Northwest Incorporated and Subsidiary

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


                                                                    Three Months
                                                                       Ended
                                                                     March 31,
                                                                        1997
                                                                   --------------
Net earnings available for fixed charges:
  Income from continuing operations                                $       48,067
  Add - Income taxes                                                       26,673
      - Fixed charges                                                      13,892
                                                                   --------------
Adjusted earnings                                                  $       88,632
                                                                   ==============

Fixed charges:
  Interest expense                                                 $       13,555
  Portion of rent expense
      representing interest                                                   337
                                                                   --------------
Adjusted fixed charges                                             $       13,892
                                                                   ==============

RATIO OF EARNINGS TO FIXED CHARGES                                           6.38

